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                                                                    Exhibit (11)
                                 STEPAN COMPANY
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               For the Three Months Ended March 31, 1997 and 1996
                                   Unaudited

(In Thousands, except per share amounts)     Three Months
                                            Ended March 31
                                          -----------------
                                            1997      1996
                                          -------   -------
Computation of per Share Earnings
----------------------------------------
Net income                                $ 4,477   $ 5,635
Deduct dividends on preferred stock           267       267
                                          -------   -------
Income applicable to common stock         $ 4,210   $ 5,368
                                          =======   =======

Weighted average number of shares
 outstanding                                9,839    10,016

Per share earnings*                       $ 0.428   $ 0.536
                                          =======   =======

Computation of Per Share Primary
 Earnings
----------------------------------------

Income applicable to common stock         $ 4,210   $ 5,368
                                          =======   =======

Weighted average number of shares
 outstanding                                9,839    10,016
Add net shares issuable from assumed
 exercise of options
  (under treasury stock method)               276       157
                                          -------   -------

Shares applicable to primary earnings      10,115    10,173
                                          =======   =======

Per share primary earnings*               $ 0.416   $ 0.528
                                          =======   =======

Dilutive effect                               2.8%      1.5%

Computation of Per Share Fully Diluted
 Earnings
----------------------------------------

Net income                                $ 4,477   $ 5,635
                                          =======   =======

Weighted average number of shares
 outstanding                                9,839    10,016
Add net shares issuable from assumed
 exercise of options
   (under treasury stock method)              276       180
Add weighted average shares issuable
 from assumed conversion of
  convertible preferred stock                 887       887
                                          -------   -------

Shares applicable to fully diluted
 earnings                                  11,002    11,083
                                          =======   =======
Per share fully diluted earnings*         $ 0.407   $ 0.508
                                          =======   =======

Dilutive effect                               4.9%      5.2%
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__________
*  Rounded


This calculation is submitted in accordance with Regulation  S-K, item
601(b)(11).